Exhibit 10.2

Amended and restated secured CONTINGENT VALUE RIGHT AGREEMENT

This AMENDED AND RESTATED SECURED CONTINGENT VALUE RIGHT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of February 20, 2025 (the “Effective Date”) is made by and among Molecular Templates Opco, Inc., a Delaware corporation (“Opco”), Molecular Templates, Inc., a Delaware corporation (“Parent”, and in its capacity as obligor with respect to the Contingent Value, together with Opco, and each other Person party hereto from time to time as an obligor, collectively, “Obligors” and each, an “Obligor”), K2 HEALTHVENTURES LLC (“K2”, and as holder under this Agreement, in such capacity, together with its successors, “Holder”), and ANKURA TRUST COMPANY, LLC, as collateral trustee for Secured Parties (in such capacity, together with its successors, “Collateral Trustee”). This Agreement amends, restates and replaces in its entirety that certain Convertible Secured Contingent Value Right Agreement, among the parties, dated as of June 16, 2023 (the “Original Agreement Date”), among Obligors, Holder and Collateral Trustee.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Accounting and Other Terms. Accounting terms not defined in this Agreement shall be construed in accordance with GAAP, and calculations and determinations shall be made following GAAP, consistently applied. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth on Exhibit A. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. As used in this Agreement, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. For purposes of calculations made pursuant to the terms of this Agreement or otherwise for purposes of compliance herewith, GAAP will be deemed to treat operating leases and capital lease obligations in a manner consistent with the treatment thereof under GAAP as in effect on December 31, 2018, notwithstanding any modifications or interpretive changes thereto that have occurred. Any documents or agreements referred to herein shall mean any such documents or agreements as amended, restated, amended and restated and/or otherwise supplemented or modified from time to time.

2. Refinancing of Loan Obligations. As of the Original Agreement Date, K2, in its capacity as the sole Lender and Administrative Agent under the Loan Agreement, Opco and Parent, in their capacity as Loan Parties under the Loan Agreement, agreed to refinance the outstanding obligations in respect of the Loans (excluding the Surviving Obligations, collectively, the “Loan Obligations”). Obligors made a cash payment of $27,500,000 on the Original Agreement Date. In lieu of cash payment of the remaining balance of the Loan Obligations, Holder agreed to refinance the Loan Obligations, pursuant to the right to receive the Contingent Value and the other agreements in accordance with this Agreement.

3. Contingent Value.

(a) Contingent Payments. Obligors shall pay the applicable Contingent Payment Amount, within three (3) Business Days following each Contingent Payment Event (each such payment, a “Contingent Payment” and collectively, the “Contingent Payments”). When the Remaining Value is $0, the Contingent Value shall be deemed satisfied and paid in full. Part 2 of Schedule 2 hereto shall be updated from time to time by Holder upon receipt of any Contingent Payment to reflect the then-current Remaining Value, and Holder shall provide a copy of Schedule 2, as updated, from time to time as reasonably requested by any Obligor.

(b) Repayment at Maturity Date. If not previously satisfied in full, on February 1, 2026, the Remaining Value shall be satisfied in full with cash on hand and all of Obligors’ other Collateral, provided, that the parties acknowledge and agree that the parties shall use reasonable best efforts to cause a portion of the Remaining Value and any other amounts due under this Agreement to be rolled up in debtor-in-possession financing facility obtained in connection with a Chapter 11 bankruptcy case commenced by Obligors, with such portion not rolled up into a debtor-in-possession financing facility either satisfied from the Collateral or otherwise satisfied pursuant to a bankruptcy proceeding in accordance with the priorities set forth in the Bankruptcy Code, as applicable.

(c) Optional Early Termination. Obligors may, upon fifteen (15) Business Days prior written notice to Holder, or such shorter period as Holder may reasonably approve, approval not to be unreasonably withheld, prepay the Contingent Value by paying the Remaining Value in full in cash without premium or penalty.

4. Manner of Payment; Joint and Several Liability; Payments Free of Withholding; Etc.

(a) All payments to be made by Obligors hereunder, including payments of principal and interest and all fees, charges, expenses, indemnities and reimbursements, shall be made in accordance with the terms of this Agreement and if expressly required to be paid in cash, in immediately available funds in Dollars, without setoff, recoupment or counterclaim in accordance with wire instructions provided by Holder to Obligors in writing as of the date hereof, as the same may from time to time be updated by written notice from Holder to Obligors.

(b) Each Obligor hereunder shall be jointly and severally obligated to pay any Contingent Payments or other Secured Obligations when due hereunder, regardless of which Obligor actually receives the payments or proceeds giving rise to the Contingent Payment Event, if applicable. Each Obligor hereby waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Secured Parties to: (i) proceed against any Obligor or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Secured Parties may exercise or not exercise any right or remedy it has against any Obligor or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any other Obligor’s liability. Notwithstanding any other provision of this Agreement or other related document, each Obligor irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating any Obligor to the rights of Secured Parties under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Obligor, or any other Person now or hereafter primarily or secondarily liable for any of the Secured Obligations, for any payment made by such Obligor with respect to the Secured Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Secured Obligations as a result of any payment made by an Obligor with respect to the Secured Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to an Obligor in contravention of this Section, such Obligor shall hold such payment in trust for Secured Parties and such payment shall be promptly delivered to Collateral Trustee, for the benefit of Secured Parties, for application to the Secured Obligations, whether matured or unmatured.

5. Security Interest; Pledge.

(a) Grant of Security Interest. Each Obligor hereby grants to Collateral Trustee, for the benefit of Secured Parties, to secure the payment and performance in full of the Secured Obligations, a continuing security interest in, and pledges to Collateral Trustee, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If this Agreement is terminated, Collateral Trustee’s Lien in the Collateral shall continue until the Secured Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement) are repaid in full in cash.

(b) Priority of Security Interest. Each Obligor represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens). If an Obligor shall acquire a commercial tort claim with a potential recovery in excess of $50,000, such Obligor shall promptly notify Holder in writing and deliver such other information and documents as Holder may reasonably require to take any further action necessary or advisable to perfect Collateral Trustee’s Lien in such commercial tort claim. If an Obligor shall acquire any instrument with a value in excess of $50,000, such Obligor shall promptly notify Holder and deliver the same in original together with an allonge or other appropriate instrument of transfer and any necessary endorsement, all in form reasonably satisfactory to Collateral Trustee.

(c) Authorization to File Financing Statements. Each Obligor hereby authorizes Collateral Trustee or its designee (or the Holder, on behalf of the Collateral Trustee) to file at any time financing statements, continuation statements and amendments thereto with all appropriate jurisdictions to perfect or protect Collateral Trustee’s interest or rights hereunder. Such financing statements may describe the Collateral as “all assets of such Obligor whether now owned or existing or hereafter acquired or arising and wheresoever located, and proceeds and products thereof” or words to that effect, and any limitations on such collateral description, notwithstanding that the collateral description may be broader in scope than the Collateral described in this Agreement.

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(d) Pledge of Collateral. Each Obligor hereby pledges, assigns and grants to Collateral Trustee a security interest in the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Secured Obligations. On the Effective Date or to the extent any Shares pledged hereunder from time to time are or become certificated and such Shares either (i) represent Equity Interests of a Subsidiary or (ii) have a value in excess of $50,000, and in each case, the extent the same constitute Collateral, such certificates shall be delivered to Collateral Trustee, accompanied by a stock power or other appropriate instrument of assignment duly executed in blank. To the extent required by the terms and conditions governing the Equity Interests in which an Obligor has an interest, such Obligor shall cause the books of each Person whose Equity Interests are part of the Collateral and any transfer agent to reflect the pledge of the Equity Interests. Upon the occurrence and during the continuation of an Acceleration Event hereunder, Collateral Trustee may effect the transfer of any securities included in the Collateral (including but not limited to the Equity Interests) into the name of Collateral Trustee and cause new certificates representing such securities to be issued in the name of Collateral Trustee or its transferee. Each Obligor will execute and deliver such documents, and take or cause to be taken such actions, as Holder may reasonably request to perfect or continue the perfection of Collateral Trustee’s security interest in the Equity Interests. Each Obligor shall be entitled to exercise any voting rights with respect to the Equity Interests in which it has an interest and to give consents, waivers and ratifications in respect thereof, unless following an Acceleration Event, Collateral Trustee shall have given notice to Obligors suspending such rights, provided that: no such notice shall be required if an Obligor has commenced an Insolvency Proceeding and, in any event, no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuation of an Acceleration Event and the notification by Collateral Trustee to Obligors of the exercise of remedies in accordance with the terms hereof.

(e) Further Assurances. From time to time, Obligors shall deliver such additional documents as Holder may reasonably request to perfect or protect the security interest granted in accordance with the foregoing, including without limitation, IP Security Agreements and Account Control Agreements with respect to any Collateral Accounts. Without at least ten (10) days prior written notice to Holder, no Obligor shall (i) change its jurisdiction of organization, (ii) change its organizational structure, except in compliance with subsection (f) below, (iii) change its legal name, or (iv) change its organizational number (if any) assigned by its jurisdiction of organization. Any collateral security documents previously entered into or granted in favor of Collateral Trustee for the benefit of the Secured Parties to secure the Secured Obligations (as defined in the Loan Agreement) shall continue in effect and secure the Secured Obligations.

(f) Joinder of Obligors. If any Obligor forms or acquires any direct or indirect Subsidiary, if at any time Subsidiaries that are not Obligors will (i) maintain cash and other assets with an aggregate value for all such Foreign Subsidiaries in excess of 5.0% of the assets of Parent and its Subsidiaries, on a consolidated basis, (ii) achieve revenue in excess of 5.0% of the revenues of Parent and its Subsidiaries, on a consolidated basis, for any twelve month period then ended, or (iii) hold any Intellectual Property which is material to the business of Parent and its Subsidiaries, as a whole, or (iv) be a party to any contracts which are material to the business of Parent and its Subsidiaries, as a whole, Obligors shall cause such Subsidiaries to be joined as an Obligor under this Agreement, including to assume the Secured Obligations, on a joint and several basis, and grant a lien on such Subsidiary’s assets consistent with the security interest in the Collateral granted by Obligors herein, within fifteen days (or such other period as Holder may agree in writing), so as to cause Subsidiaries that are not Obligors to no longer meet any of triggers in foregoing clauses (i) through (iv).

(g) Appointment of Collateral Trustee. Holder hereby appoints Collateral Trustee to act on behalf of Holder as collateral trustee under this Agreement and the other Transaction Documents, and to hold and enforce any and all Liens on Collateral granted by any of the Obligors to secure any of the Secured Obligations, all the terms of the Collateral Trust Agreement. The provisions of this subsection (g) are solely for the benefit of Collateral Trustee and Holder and no Obligor nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. The Collateral Trustee may resign or be removed or replaced, and a successor Collateral Trustee may be appointed in accordance with the terms and subject to the conditions of the Collateral Trust Agreement.

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6. Representations and Warranties. Each Obligor represents and warrants as follows:

(a) Due Authorization; Power and Authority. The execution, delivery and performance by each Obligor of this Agreement and the other Transaction Documents to which it is a party have been duly authorized, and do not (i) conflict with such Obligor’s Operating Documents or other organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Obligor or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which such Obligor is bound.

(b) Obligor Information. The information set forth in the disclosures and information with respect to each Obligor and each Subsidiary thereof is true and accurate as of the Effective Date.

(c) Collateral. Each Obligor has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Such Obligor has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit such Obligor from pledging the Shares pursuant to this Agreement.

(d) [Reserved]

(e) Full Disclosure. No written representation, warranty or other statement of an Obligor or any of its Subsidiaries in any certificate or written statement by or on behalf of an Obligor or any of its Subsidiaries in connection with this Agreement, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not materially misleading in light of the circumstances under which they were made (it being recognized that the projections and forecasts provided by any Obligor in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

7. Additional Agreements. Until the Discharge Date, Obligors shall comply with the following covenants:

(a) Reporting and other Information. Obligors shall provide Holder with reporting and notices as set forth on Schedule 2 hereto.

(b) Contingent Payment Events. Obligors shall use commercially reasonable efforts to pursue and enter into transactions which result in the payment of Contingent Payments, including without limitation, a Change in Control transaction, and with respect to Contingent Payment any Obligor is entitled to, use commercially reasonable efforts to cause any conditions to payment to be met, and to enforce payment thereof, and shall from time to time provide such updates and other information with respect to such efforts and any such prospective transactions or contingent or pending Contingent Payments as Holder may reasonably request. Upon entering into any transaction resulting in a Contingent Payment Event, Holder shall provide prompt notice thereof to Holder, together with copies of all material Transaction Documents, and if requested, Obligors’ projections regarding anticipated payments and proceeds to be received and resulting Contingent Payment Amounts and timeframes.

(c) Transfers. Obligors shall not, and shall not permit any Subsidiary to Transfer any of its assets (including Intellectual Property), except for Permitted Transfers or as approved by the following sentence, in each case, subject to payment of any required Contingent Payment in connection with any such Transfer, if any. With respect to Transfers of assets (including Intellectual Property) of any Obligor, including entering into any commitment or granting of any option or other contingent right by an Obligor a future Transfer of such assets, the terms and conditions of any transaction resulting in a Contingent Payment Event that involves the Transfer of shall be subject to Holder’s prior review and approval, such approval not to be unreasonably withheld. In evaluating any request for review and approval of a proposed Transfer in connection with a dissolution or winding up transaction of any Obligor duly approved by the Board of such Obligor, Holder shall give due consideration to circumstances of the proposed Transfer, including without limitation, available liquidity reserves and projected cash needs for continued operations.

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(d) Senior or Pari Passu Indebtedness. Except for the Bridge Loan Obligations, Obligors shall not, and shall not permit any Subsidiary, to create, incur, assume, or be liable for any Indebtedness for borrowed money that would rank senior or pari passu in right of payment or security interest to the Secured Obligations unless such Indebtedness is subordinated to the Secured Obligations on terms reasonably acceptable to Secured Parties.

(e) Liens. Obligors shall not, and shall not permit any Subsidiary, to create, incur, allow, or suffer any Lien on any of its property, except for Permitted Liens, or otherwise permit any Collateral not to be subject to the first priority security interest granted herein, except in connection with Permitted Liens, or in connection with a transaction that results in the substantially concurrent payment of the Remaining Value at closing.

(f) Change in Organizational Structure. No Obligor shall enter into any merger, consolidation, or other corporate reorganization, form a new holding company, or make any other similar change that could adversely affect the Lien on the Collateral granted pursuant hereto or Secured Parties rights and remedies with respect thereto, as determined by Secured Parties, without prior written consent by Secured Parties.

8. Acceleration Events. Upon the occurrence and continuation of any of the following events (each an “Acceleration Event”), the Remaining Value shall, at the election of Holder, be due and payable, provided that upon the occurrence and continuation of the Acceleration Event described in Section 8(c) hereof, the Remaining Value shall automatically be deemed accelerated and due and payable in full.

(a) Payment Default. Any Obligor fails to pay any Secured Obligations when due.

(b) Certain Defaults. An Obligor violates any covenant in Section 7(c) (Transfers), Section 7(d) (Senior or Pari Passu Indebtedness), Section 7(e) (Liens), or Section 7(f) (Change in Organizational Structure).

(c) Insolvency Proceedings. (i) The adoption by the Board of a resolution approving the filing by the applicable Obligor of a voluntary petition for relief under either chapter 11 or chapter 7 of title 11 of the United States Code (other than as approved by Administrative Agent pursuant to the Bridge Loan Agreement), (ii) an Obligor or any of its Subsidiaries begins an Insolvency Proceeding (other than as approved by Administrative Agent pursuant to the Bridge Loan Agreement); or (iii) an Insolvency Proceeding is begun against an Obligor or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days.

(d) Other Agreements. There is, under any agreement to which an Obligor or any of its Subsidiaries is a party with a third party or parties, (a) any default (after giving effect to any applicable cure or grace periods) resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of $250,000; (b) any event of default occurs pursuant to the Bridge Loan Agreement; or (c) any breach or default by an Obligor or a Subsidiary of such Obligor, the result of which could reasonably be expected to have a Material Adverse Effect.

(e) Impairment of Security. There is any material impairment in the perfection or priority of the Lien in the Collateral in favor of Collateral Trustee granted hereunder, in each case, other than as a result of the granting of Permitted Liens.

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9. Rights and Remedies upon Acceleration Event

(a) Acceleration. Upon the occurrence and during the continuation of an Acceleration Event, Holder, is entitled, without notice or demand, to declare all Secured Obligations immediately due and payable (but if an Acceleration Event described in Section 8(c) hereof occurs all Secured Obligations are immediately due and payable without any action by Holder).

(b) Remedies. Upon the occurrence and during the continuation of an Acceleration Event, Collateral Trustee is entitled, solely at the direction of Holder, subject to the terms of the Collateral Trust Agreement, without notice or demand, to do any or all of the following, to the extent not prohibited by applicable law:

(i) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Holder may determine is advisable, and notify any Person owing an Obligor money of Collateral Trustee’s security interest in such funds;

(ii) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral;

(iii) ratably apply to the Secured Obligations any amount held by Collateral Trustee owing to or for the credit or the account of an Obligor;

(iv) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral;

(v) deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Account Control Agreement;

(vi) demand and receive possession of any Obligor’s Books; and

(vii) exercise all rights and remedies available to Collateral Trustee under the Transaction Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Obligors shall assemble the Collateral if Collateral Trustee requests and make it available as Collateral Trustee designates. Collateral Trustee may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Obligor grants Collateral Trustee a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Trustee’s rights or remedies. Collateral Trustee is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, an Obligor’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Trustee’s exercise of its rights under this Section, an Obligor’s rights under all licenses and all franchise agreements inure to Collateral Trustee’s benefit. If, after the acceleration of the Secured Obligations, an Obligor receives proceeds of Collateral, such Obligor shall deliver such proceeds to Collateral Trustee, for the benefit of Holder, to be applied to the Secured Obligations.

(c) Power of Attorney. Each Obligor hereby irrevocably appoints Collateral Trustee (and any of Collateral Trustee’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, exercisable upon the occurrence and during the continuation of an Acceleration Event, to: (a) send requests for verification of Accounts or notify Account Debtors of Collateral Trustee’s security interest and Liens in the Collateral; (b) endorse such Obligor’s name on any checks or other forms of payment or security; (c) sign such Obligor’s name on any invoice or bill of lading for any Account or drafts against Account Debtors schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (d) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Holder or Collateral Trustee determine reasonable; (e) make, settle, and adjust all claims under such Obligor’s insurance policies; (f) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (g) transfer the Collateral into the name of Collateral Trustee or a third party as the Code permits; and (h) dispose of the Collateral. Each Obligor further hereby appoints Collateral Trustee (and any of Collateral Trustee’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, regardless of whether or not an Acceleration Event has occurred or is continuing to: (i) sign such Obligor’s name on any documents and other Security Instruments necessary to perfect or continue the perfection of, or maintain the priority of, Collateral Trustee’s security interest in the Collateral, (ii) take all such actions which such Obligor is required, but fails to do under the covenants and provisions of the Transaction Documents; (iii) take any and all such actions as Collateral Trustee may reasonably determine to be necessary or advisable for the purpose of maintaining, preserving or protecting the Collateral or any of the rights, remedies, powers or privileges of Collateral Trustee under this Agreement or the other Transaction Documents. Collateral Trustee’s foregoing appointment as each Obligor’s attorney in fact, and all of Collateral Trustee’s rights and powers, coupled with an interest, are irrevocable until the Discharge Date.

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(d) Application of Payments and Proceeds Upon Acceleration Event. If an Acceleration Event has occurred and is continuing, Collateral Trustee shall have the right to apply in any order any funds in its possession, whether payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Secured Obligations, for the benefit of Holder. Collateral Trustee shall pay any surplus to Obligors by credit to the Deposit Account designated by Obligors or as directed by a court of competent jurisdiction. Obligors shall remain liable to Collateral Trustee and Holder for any deficiency. If Collateral Trustee, as directed by Holder in Holder’s good faith business judgment, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Collateral Trustee may, at the direction of Holder, either reduce the Secured Obligations by the principal amount of the purchase price or defer the reduction of the Secured Obligations until the actual receipt by Collateral Trustee of cash or immediately available funds therefor.

(e) Collateral Trustee’s Liability for Collateral. So long as Collateral Trustee accords treatment to the Collateral in its possession substantially equal to the treatment which it accords its own property, Collateral Trustee shall not be liable or responsible for: (i) the safekeeping of the Collateral; (ii) any loss or damage to the Collateral; (iii) any diminution in the value of the Collateral; or (iv) any act or default of any carrier, warehouseman, bailee, or other Person. Obligors bear all risk of loss, damage or destruction of the Collateral.

(f) No Waiver; Remedies Cumulative. Any failure by Holder or Collateral Trustee, at any time or times, to require strict performance by each Obligor of any provision of this Agreement or any other Transaction Document shall not waive, affect, or diminish any right of Holder or Collateral Trustee thereafter to demand strict performance and compliance herewith or therewith. Secured Parties’ rights and remedies under this Agreement and the other Transaction Documents are cumulative. Secured Parties have all rights and remedies provided under the Code, by law, or in equity. Any Secured Party’s exercise of one right or remedy is not an election and shall not preclude any Secured Party from exercising any other remedy under this Agreement or other remedy available at law or in equity, and any waiver of any Acceleration Event is not a continuing waiver. Any delay in exercising any remedy is not a waiver, election, or acquiescence. Demand Waiver. Each Obligor waives presentment, demand, notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension, or renewal of accounts, documents, instruments or chattel paper.

(g) Shares. Each Obligor recognizes that Collateral Trustee may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Obligor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Collateral Trustee shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state securities laws, even if such issuer would agree to do so.

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10. [Reserved]

11. Termination; Release of Collateral. This Agreement shall remain effective until the payment of Contingent Payments in an amount equal to the Remaining Value, as of the applicable date of determination, and all other Secured Obligations then due (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement) (the “Discharge Date”). On the Discharge Date, this Agreement (except for any provisions that expressly survive the termination of this Agreement in accordance with the respective terms) and the security interest granted pursuant hereto shall terminate, and Holder shall direct Collateral Trustee to deliver evidence of the release of Collateral. Any security interest in any Collateral will be released automatically in connection with a Transfer of the Collateral in a Permitted Transfer or approved by Holder in accordance with Section 7(c) hereof, and in each case, otherwise in compliance with this Agreement. Upon written request by the Obligors, Holder shall direct Collateral Trustee to deliver evidence of the release of the assets subject to such Permitted Transfer or other Transfer approved by Holder in accordance with Section 7(c) hereof. Any such release in accordance with this Section 11 shall be without recourse to or representation or warranty by Collateral Trustee of any kind.

12. Miscellaneous.

(a) Choice of Law; Venue; Jury Trial Waiver. Except as otherwise expressly provided in any of the Transaction Documents, this Agreement and the other Transaction Documents shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law. Each party hereto hereby submits to the exclusive jurisdiction of the State and Federal courts in New York County, City of New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Collateral Trustee from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Secured Obligations, or to enforce a judgment or other court order in favor of Holder or Collateral Trustee. Each party hereto expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each party hereto waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each party hereto waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such party at the address set forth in, or subsequently provided by such party in accordance with, Section 10 and that service so made shall be deemed completed upon the earlier to occur of such party’s actual receipt thereof or three (3) Business Days after deposit in the U.S. mails, proper postage prepaid. Each party hereto hereby expressly waives any claim to assert that the laws of any other jurisdiction govern this Agreement.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, EACH PARTY HERETO AGREES THAT IT SHALL NOT SEEK FROM ANY OTHER PARTY UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES. EACH PARTY HERETO HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 12(a) shall survive the termination of this Agreement.

(b) Amendments in Writing; Waiver; Integration. No purported amendment or modification of this Agreement shall be effective except, pursuant to an agreement in writing by the parties hereto, provided that Collateral Trustee’s approval shall not be required for any amendment or supplement that has the effect solely of (i) adding or maintaining Collateral, securing additional Secured Obligations that are otherwise permitted by the terms of this Agreement to be secured by the Collateral or preserving, perfecting or establishing the priority of the Liens thereon or the rights of Collateral Trustee therein; (ii) curing any ambiguity, defect or inconsistency; (iii) providing for the assumption of the Secured Obligations by any successor or joinder of any new Obligor, as applicable; (iv) making any change that would provide any additional rights or benefits to the Secured Parties or make any other change that does not adversely affect the legal rights under this Agreement of Collateral Trustee; or (v) to the extent the Collateral Trust Agreement does not require Collateral Trustee’s approval to such amendment or modification. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on the Secured Obligations or otherwise on the terms and conditions of this Agreement. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. This Agreement represents the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations among the parties about the subject matter of the Transaction Documents merge into the Transaction Documents.

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(c) Notices. All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement must be in writing and shall be deemed to have been validly served, given, or delivered: (i) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (ii) upon confirmation of receipt, when sent by electronic mail transmission; (iii) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (iv) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address on the signature page of such party hereto. The parties hereto may change their respective mailing or electronic mail addresses by giving the other party written notice thereof in accordance with the terms of this subsection (c).

(d) Confidentiality. In handling any confidential information, Holder and Collateral Trustee agree to exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to its Subsidiaries or Affiliates; (ii) to prospective transferees or purchasers of any rights under this Agreement so long as such parties are bound by confidentiality terms consistent in all material respects with the terms hereof; (iii) as required by law, regulation, subpoena, or other order and in connection with reporting obligations applicable to Holder or Collateral Trustee, including pursuant to the Exchange Act, (iv) to Holder or Collateral Trustee’s regulators or as otherwise required in connection with any examination or audit; ( v) as Holder or Collateral Trustee considers reasonably appropriate in connection with the exercise of remedies with respect to the Secured Obligations; and (vi) to third-party service providers of Holder or Collateral Trustee so long as such service providers are bound by confidentiality terms not more permissive than the terms hereof. Confidential information does not include information that is either: (A) in the public domain or in Holder or Collateral Trustee’s possession when disclosed to Holder or Collateral Trustee, as applicable, or becomes part of the public domain (other than as a result of its disclosure by Holder or Collateral Trustee in violation of this Agreement) after disclosure to Holder or Collateral Trustee, as applicable; or (B) disclosed to Holder or Collateral Trustee by a third party, if Holder or Collateral Trustee, as applicable, does not know that the third party is prohibited from disclosing the information. The provisions of this paragraph shall survive the termination of this Agreement.

(e) Publicity. Neither party hereto shall publicize or use the other party’s name or logo, or hyperlink to such other parties’ website, describe the relationship of the parties or the transaction contemplated by this Agreement, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”) without prior written notice to the party that is the subject of the proposed Publicity Materials, together with a draft (or, if Publicity Materials are not proposed to be delivered in written form, an outline of the content to be included) so as to provide such subject party a reasonable opportunity to review prior to publication, and each party agrees, in connection with any Publicity Materials proposed by such party to reasonably consider requested changes or corrections requested by the party that is the subject of such Publicity Materials in good faith, and upon request, to provide the final form prior to publication or other dissemination.

(f) Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Agreement, which shall remain in full force and effect.

(g) Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

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(h) Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party, provided that no Obligor may transfer or assign this Agreement or any rights or obligations under it without the prior written consent of Secured Parties. Holder has the right, without the consent of or notice to any Obligor, to sell, transfer, assign, pledge, negotiate, or grant participation in all or any part of, or any interest in, Holder’s obligations, rights, and benefits under this Agreement.

(i) No Impairment. No Obligor shall not by any action including, without limitation, by amending its organizational documents, any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate to protect the rights of Secured Parties hereunder against impairment. Without limiting the generality of the foregoing, Obligors will obtain all such authorizations, exemptions or consents from any third party or any Governmental Authority as may be necessary to enable Obligors to perform their obligations under this Agreement.

(j) Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

(k) Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

(l) Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. Except to the extent set forth herein, the parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

(m) Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

(n) Appointment of Collateral Trustee. Holder hereby appoints Collateral Trustee to act on behalf of Holder as collateral trustee under this Agreement and the other Transaction Documents, and to hold and enforce any and all Liens on Collateral granted by any of the Obligors to secure any of the Secured Obligations, all in accordance with the terms of the Collateral Trust Agreement. The provisions of this subsection (n) are solely for the benefit of Collateral Trustee and Holder, and no Obligor nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. The Collateral Trustee may resign or be removed or replaced, and a successor Collateral Trustee may be appointed in accordance with the terms and subject to the conditions of the Collateral Trust Agreement.

(o) Payment of Secured Party Expenses. Obligors shall pay all Secured Party Expenses within ten (10) Business Days after demand by Holder.

(p) Out-Of-Court Dissolution or Wind Down. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein or in any Transaction Document, in no event shall any out-of-court dissolution or wind down be prohibited.

(q) Counterparts; Electronic Execution of Documents. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. The words “execution,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act. Delivery of an executed counterpart of a signature page to this Agreement by electronic means including by email delivery of a “.pdf” format data file shall be effective as delivery of an original executed counterpart of this Agreement.

[REMAINDER of Page Intentionally Left Blank]

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[SIGNATURE PAGE TO AMENDED AND RESTATED secured contingent value right AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by its officers thereunto duly authorized.

OBLIGORS:

Molecular Templates Opco, Inc.		Address for Notices: Molecular Templates, Inc.
9301 Amberglen Blvd, Suite 100
By	/s/ Craig Jalbert	Austin, TX 78729
Name:	Craig Jalbert	Attention: Chief Executive Officer
Title:	Chief Executive Officer	Email: adam.cutler@mtem.com

Molecular Templates, Inc.		With a copy not constituting notice: MORRIS, NICHOLS, ARHST & TUNNELL, LLP
By	/s/ Craig Jalbert	1201 North Market Street, 16th Floor
Name:	Craig Jalbert	Wilmington, DE 19801
Title:	Chief Executive Officer	Attention:	Tarik J. Haskins
Eric Schwartz
		Email:	thaskins@morrisnichols.com
eschwartz@morrisnichols.com

[SIGNATURE PAGE TO AMENDED AND RESTATED secured contingent value right AGREEMENT]

COLLATERAL TRUSTEE:		Notice for Addresses:

ANKURA TRUST COMPANY, LLC		ANKURA TRUST COMPANY, LLC
140 Sherman Street, Fourth Floor
Fairfield, CT 06824
By	/s/ Beth Micena	Attention: Beth Micena
Name:	Beth Micena	Email: Beth.Micena@ankura.com
Title:	Managing Director
With a copy not constituting notice, to:

ROPES & GRAY LLP
10250 Constellation Boulevard
Los Angeles, CA 90067
Attention: Jennifer Harris
Email: Jennifer.Harris@ropesgray.com

[SIGNATURE PAGE TO AMENDED AND RESTATED secured contingent value right AGREEMENT]

HOLDER:		Address for Notices:

K2 HEALTHVENTURES LLC		K2 HEALTHVENTURES LLC
855 Boylston Street, 10th Floor
Boston, MA 02116
By	/s/ Ben Bang	Email: finance@k2hv.com;
Name:	Ben Bang	parag@k2hv.com; derek@k2hv.com;
Title:	General Counsel	bbang@k2hv.com

With a copy not constituting notice:
Sidley Austin LLP
1001 Page Mill Road, Bldg. 1
Palo Alto, CA 94304
Attention: Cynthia Bai
Email: cbai@sidley.com

Exhibit A

Defined Terms

As used in this Agreement, the following capitalized terms have the following meanings:

“Acceleration Event” has the meaning set forth in Section 8.

“Account” means any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to an Obligor.

“Account Control Agreement” means any control agreement entered into among the depository institution at which an Obligor maintains a Deposit Account or the securities intermediary or commodity intermediary at which an Obligor maintains a Securities Account or a Commodity Account, one or more Obligors, and Collateral Trustee pursuant to which Collateral Trustee, for the benefit of Secured Parties, obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Account Debtor” means any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” means, with respect to any Person, each other Person that owns or controls, directly or indirectly, more than 10% of the Equity Interests of the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement has the meaning set forth in the preamble to this Agreement.”

“Board” means, with respect to any Person, the board of directors, board of managers, managers or other similar bodies or authorities performing similar governing functions for such Person.

“Books” are all of each applicable Obligor’s books and records including ledgers, federal and state tax returns, records regarding such Obligor’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Bridge Loan Agreement” means that certain Loan and Security Agreement, dated as of the Effective Date, by and among Obligors, K2, as Administrative Agent, the lenders party thereto and Collateral Trustee, as amended, restated, supplemented or otherwise modified from time to time.

“Bridge Loan Obligations” means the obligations pursuant to the Bridge Loan Agreement.

“Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in the State of New York are required or permitted to be closed.

“Change in Control” means any of the following (or any combination of the following) whether arising from any single transaction event or series of related transactions or events that, individually or in the aggregate, result in: (a) the holders of Parent’s Equity Interests who were holders of Equity Interest immediately prior to a given transaction, ceasing to own at least fifty-one percent (51%) of the Voting Stock of Parent following such transaction; (b) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a sufficient number of Equity Interests of Parent ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the members of the Board of Parent, who did not have such power before such transaction, in each case of clauses (a) and (b), (c) the Transfer of all or substantially all assets of Obligors; or (d) Parent ceasing to own and control, free and clear of any Liens (other than Permitted Liens), directly or indirectly, all of the Equity Interests in Opco or failing to have the power to direct or cause the direction of the management and policies of Opco.

“Claim” has the meaning set forth in Section 2 hereof.

“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Transaction Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Trustee’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means any and all properties, rights and assets of each Obligor described on Exhibit B hereto, and any collateral securing the Secured Obligations pursuant to any other Transaction Document.

“Collateral Account” means any Deposit Account, Securities Account, or Commodity Account of a Loan Party.

“Collateral Trust Agreement” means that certain Collateral Trust Agreement, dated as of May 21, 2020, by and among Collateral Trustee and the other Secured Parties party thereto, as amended the date hereof and as further amended, restated, amended and restated, supplemented or modified from time to time.

“Collateral Trustee” has the meaning set forth in the preamble to this Agreement.

“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Contingent Payment” has the meaning set forth on Section 3 hereof.

“Contingent Payment Amount” means, with respect to each Contingent Payment Event, the amount specified on Schedule 1 corresponding to such Contingent Payment Event.

“Contingent Payment Event” means each of the events described on Schedule 1 hereto, with respect to any Obligor or any Subsidiary thereof.

“Contingent Value” shall mean, collectively, the sum of the Contingent Payments payable as set forth in Section 3 hereof.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections of a Person in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made, and includes any checking account, savings account or certificate of deposit.

“Discharge Date” has the meaning set forth in Section 11 hereof.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Equipment” means all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, membership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership, membership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, and its regulations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Subsidiary” means a Subsidiary other than a Subsidiary organized under the laws of the United States or any state or territory thereof.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, provided, however, that if there occurs after the Effective Date any change in GAAP that affects in any respect the calculation of any threshold or other amount in this Agreement, Holder and Obligors shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant or threshold with the intent of having the respective positions of Holder and Obligors after such change in GAAP conform as nearly as possible to their respective positions as of the Effective Date, and, until any such amendments have been agreed upon, such covenants and thresholds shall be calculated as if no such change in GAAP has occurred.

“General Intangibles” means all “general intangibles” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Holder” has the meaning set forth in the preamble to this Agreement.

“Indebtedness” means, without duplication, (a) indebtedness for borrowed money or the deferred price of property or services (other than accounts payable in the Ordinary Course of Business not more than sixty (60) days past due), (b) any reimbursement and other obligations for surety bonds and letters of credit, (c) obligations evidenced by notes, bonds, debentures or similar instruments, (d) capital lease obligations, and (e) Contingent Obligations, provided that “Indebtedness” shall not include (x) accrued expenses, deferred rent, deferred taxes, deferred compensation or customary obligations under employment agreements, (y) obligations with respect to operating leases which have been reclassified as capital leases due to changes in GAAP or (z) Contingent Obligations with respect to operating leases or leases of real property in the ordinary course of businesses. Notwithstanding the foregoing, the Indebtedness of any Person shall include the Indebtedness of any other entity (including a partnership in which such Person is a general partner) solely to the extent such Person is liable therefore as a result of such Persons’ ownership interest in or other relationship with such entity.

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, or proceedings seeking reorganization, arrangement, or other similar relief, but, in each case, excluding a dissolution or other winding up transaction duly approved by the Board.

“Intellectual Property” means, with respect to any Obligor (or, as applicable, any of its Subsidiaries), all of such Obligor’s or Subsidiary’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” means all “inventory” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made.

“IP Security Agreement” means that certain intellectual property security agreement, entered into by each Obligor which is the owner or joint owner of Intellectual Property registered with the United States Patent and Trademark Office or United States Copyright Office, and Collateral Trustee, as of the Effective Date or from time to time thereafter, as amended, restated, supplemented or otherwise modified, from time to time.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Agreement” means that certain Loan and Security Agreement, dated as of May 21, 2020, as amended, restated, supplemented or otherwise modified through the date hereof.

“Loan Obligations” has the meaning set forth in Section 2 hereof.

“Loans” has the meaning set forth in the Loan Agreement.

“Material Adverse Effect” means (a) a material impairment in the perfection or priority of the Lien in the Collateral; or (b) a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of the Obligors as a whole; or (ii) the ability to enforce any rights or remedies with respect to any Secured Obligations, in each case, as reasonably determined by Holder.

“Obligor” has the meaning set forth in the preamble to this Agreement.

“Opco” has the meaning set forth in the preamble to this Agreement.

“Operating Documents” means, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of formation, organization or incorporation and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement or operating agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments, restatements and modifications thereto.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business as conducted by any such Person in accordance with (a) the usual and customary customs and practices in the kind of business in which such Person is engaged, and (b) the past practice and operations of such Person, and in each case, undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in this Agreement.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Patents” means all patents, patent applications and like protections of a Person including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same and all rights therein provided by international treaties or conventions.

“Permitted Liens” means:

(a) Liens arising under this Agreement and the other Transaction Documents, including any renewals, extensions and refinancings of the underlying obligations with respect thereto to the extent otherwise permitted hereunder;

(b) Liens existing on the Effective Date and disclosed in writing to Holder;

(c) Liens pursuant to the Bridge Loan Agreement;

(d) Liens for taxes, fees, assessments or other government charges or levies, either (i) not yet delinquent or (ii) being contested in good faith and for which such Obligor or Subsidiary maintains adequate reserves on its books;

(e) leases or subleases of real property granted in the Ordinary Course of Business of such Person, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the Ordinary Course of Business of such Person;

(f) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the Ordinary Course of Business so long as such Liens attach only to Inventory, securing liabilities and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(g) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the Ordinary Course of Business (other than Liens imposed by ERISA);

(h) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), leases, surety and appeal bonds and other obligations of a like nature arising in the Ordinary Course of Business, in an aggregate amount not exceeding $50,000 at any time;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Acceleration Event;

(j) Liens in favor of other financial institutions arising in connection with a Deposit Account or Securities Account of an Obligor or Subsidiary thereof held at such institutions, provided that Collateral Trustee has a perfected security interest in such Deposit Account, or the securities maintained therein and Collateral Trustee has received an Account Control Agreement with respect thereto to the extent required pursuant to Section 5 of this Agreement;

(k) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by applicable laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors;

(l) licenses of Intellectual Property which constitute a Permitted Transfer; and

(m) Liens in connection with (i) Permitted Transfers and (ii) Liens on the unearned premium payments and related insurance proceeds securing financed insurance premiums, in the Ordinary Course of Business;

(n) Liens arising from precautionary financing statement filings regarding leases;

(o) Liens arising from licenses constituting a “Permitted Transfer”;

(p) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described herein, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase (other than in connection with the capitalization of interest, fees or expenses); and

(q) Liens junior to the security interests granted hereunder so long as such Liens are reasonably acceptable to Holder.

“Permitted Transfers” means

(a) sales of Inventory by an Obligor or any of its Subsidiaries in the Ordinary Course of Business;

(b) (i) non-exclusive licenses and similar arrangements for the use of Intellectual Property of an Obligor or any of its Subsidiaries in the Ordinary Course of Business, and (ii) exclusive licenses existing as of the Effective Date and disclosed in writing to Holder or as approved by Holder in writing;

(c) dispositions of worn-out, obsolete or surplus Equipment in the Ordinary Course of Business that is, in the reasonable judgment of such Obligor or Subsidiary, no longer economically practicable to maintain or useful;

(d) Transfers of receivables in the Ordinary Course of Businesses in connection with the compromise, settlement or collection thereof;

(e) Transfers consisting of the granting of Permitted Liens;

(f) the use or transfer of money or cash equivalents for the payment of expenses in the Ordinary Course of Business and in a manner that is not prohibited by the Transaction Documents, provided that payments dividends, cash redemptions and other payments of cash in respect of Equity Interests of Parent shall be limited to payments of cash in lieu of fractional shares and other de minimis payments not in excess of $50,000 per fiscal year in the aggregate;

(g) of Accounts in connection with the compromise, settlement or collection thereof;

(h) resulting from casualty events;

(i) Transfers described on a Schedule attached hereto; and

(j) Transfers not otherwise permitted hereunder so long as the fair market value of any such Transfers does not exceed 10,000 in the aggregate in any fiscal year of Parent.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Released Party” has the meaning set forth in Section 2 hereof.

“Remaining Value” means the amount determined as set forth on Schedule 1 hereto.

“Requirement of Law” means as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Secured Obligation” means the obligations of the Obligors to pay the Contingent Value, and any other amount due or other obligations hereunder, including, without limitation, any amounts or expenses accruing after Insolvency Proceedings begin (whether or not allowed), and any debts, liabilities, which shall be treated as secured or administrative expenses in the Insolvency Proceedings to the extent permitted by applicable law.

“Secured Party” means Holder and Collateral Trustee, and each of their respective successors or assigns.

“Secured Party Expenses” means all reasonable and documented fees, costs, and expenses (including reasonable and documented attorneys’ fees and expenses) of Secured Parties for preparing, amending, negotiating, administering, defending and enforcing this Agreement, the Secured Obligations (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to an Obligor, including all reasonable and documented costs, expenses and other amounts required to be paid by Holder in accordance with the Collateral Trust Agreement.

“Securities Account” means any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Security Instrument” means any security agreement, assignment, pledge agreement, financing or other similar statement or notice, continuation statement, other agreement or instrument, or any amendment or supplement to any thereof, creating, governing or providing for, evidencing or perfecting any security interest or Lien.

“Shares” means all of the issued and outstanding Equity Interests owned or held of record by an Obligor in each of its Subsidiaries or any other Person.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest, joint venture interest or other Equity Interest which by the terms thereof has the ordinary voting power to elect the Board of that Person, at the time as of which any determination is being made, is owned or controlled by such Person, directly or indirectly.

“Surviving Obligations” shall mean any obligations of which by the express terms of the Transaction Documents survive the termination of the Loan Agreement.

“Transaction Documents” means this Agreement, and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Collateral Trust Agreement, the Account Control Agreements, the IP Security Agreement, and any other present or future agreement by an Obligor with or for the benefit of Collateral Trustee or Holder in connection with this Agreement, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Transfer” means any conveyance, sale, lease, transfer, assignment, or other disposition by any Obligor or Subsidiary thereof.

“Voting Stock” means, with respect to any Person, all classes of Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors or managers (or Persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

EXHIBIT B

COLLATERAL DESCRIPTION

The Collateral consists of all of each Obligor’s right, title and interest in and to the following personal property wherever located, whether now owned or existing or hereafter acquired, created or arising:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all such Obligor’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds (both cash and non-cash) and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any Collateral Accounts used exclusively to maintain escrowed funds, funds held in trust for a third Person, or cash collateral or similar deposits subject to a Permitted Lien.